EXHIBIT 5.1



[GRAPHIC OMITTED]                                         600 Travis, Suite 4200
                                                          Houston, Texas 77002
                                                          713.220.4200 Phone
                                                          713.220.4285 Fax
                                                          andrewskurth.com


                                  June 9, 2006

Cheniere Energy, Inc.
717 Texas Avenue, Suite 3100
Houston, Texas 77002

Ladies and Gentlemen:

     We have acted as counsel to Cheniere Energy, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance and proposed sale by the Company under the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan (the "Plan") of up to 3,000,000 shares (the "Shares") of the Company's common stock, par value $0.003 per share (the "Common Stock").

     We have  examined  originals or copies of (i) the  Registration  Statement,
(ii) the Plan, (iii) the Restated Certificate of Incorporation of the Company, as amended, (iv) the Amended and Restated By-laws of the Company, as amended,
(v) certain resolutions of the Board of Directors of the Company certified to us to be true and correct by the Secretary of the Company, and (vi) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.

     We have assumed and have not verified (i) the genuineness of all signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

     Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the issuance of the Shares in accordance with the Plan has been duly authorized by the Company and, when issued and delivered upon receipt by the Company of lawful consideration under Delaware law in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement becomes effective.

                                                           Very truly yours,

                                                           /s/ Andrews Kurth LLP